Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone: Fax:	310-728-1020 310-201-0498	310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE

JULY 8, 2008

PACWEST BANCORP ANNOUNCES ESTIMATED NET OPERATING EARNINGS FOR THE SECOND QUARTER OF 2008 AND DECLARATION OF CASH DIVIDEND

—Estimated Net Operating Earnings of $12.0 Million to $13.0 Million for the Second Quarter of 2008—

—Second Quarter 2008 Net Interest Margin of 5.44%—

—Board of Directors Declares a Cash Dividend of $0.32 Per Common Share—

San Diego, California . . .. PacWest Bancorp (Nasdaq: PACW) today announced estimated net operating earnings for the second quarter of 2008 of between $12.0 million and $13.0 million, or $0.44 and $0.48 per diluted common share.  Net operating earnings do not include a goodwill write-off of $486.7 million, a legal settlement of $452,000 (after-tax), and reorganization costs of $150,000 (after-tax).  When these items are included, the net loss for the second quarter of 2008 is expected to range from $475.3 million to $474.3 million, or $17.50 and $17.46 per diluted common share.  Since the goodwill write-off has no impact on regulatory capital, the Company and the Bank remain well capitalized at June 30, 2008.

PacWest Bancorp also announced that its Board of Directors has declared a cash dividend of $0.32 per common share payable on August 29, 2008, to shareholders of record at the close of business on August 15, 2008.

Matt Wagner, CEO of PacWest Bancorp, stated, “We expect a strong quarter from a net operating earnings standpoint of between $12.0 million and $13.0 million.    PacWest Bancorp’s performance is a direct result of the Company’s solid core franchise, healthy net interest margin of 5.44% for the quarter and strong credit culture.”

Mr. Wagner continued, “We continue to manage credit aggressively.  Almost half of our nonperforming assets are SBA loans for which we have limited loss exposure, and the loss potential for nonperforming loans is incorporated into our allowance for credit losses.  The strength of our net operating earnings coupled with our  well-capitalized regulatory ratios support the continued cash dividend on common stock.”

During the second quarter, the remaining balance of goodwill, totaling $486.7 million, was written off in response to the continued volatility throughout the banking industry and the effect such volatility has had on the market prices of banking stocks, including PacWest Bancorp’s.  The goodwill write-off had no effect on the Company’s or Pacific Western Bank’s cash balances or liquidity.  In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s and the Bank’s well-capitalized regulatory ratios are not affected by the non-cash goodwill write-off.

Also during the second quarter the Company settled a litigation matter regarding insurance coverage on a defaulted loan at an after tax cost of $452,000 and incurred after tax reorganization costs of $150,000 resulting from the Company’s reincorporation in Delaware.

At June 30, 2008, nonperforming assets totaled $74.8 million and represented 1.91% of total loans and other real estate owned.  Nonperforming SBA 504, 7(a) and other guaranteed SBA loans included in nonperforming assets totaled $35.3 million and represented 47% of nonperforming assets at quarter end.  The allowance for credit losses totaled $67.4 million at June 30 2008, and represented 1.73% of total loans.  Net chargeoffs and the provision for credit losses were $4.9 million and $3.5 million during the second quarter.  The Company’s portfolio of nonowner-occupied residential construction loans declined to $259.3 million at June 30, 2008, from $287.5 million at March 31, 2008.

PacWest currently expects to release its actual earnings for the second quarter the week of July 14, 2008.

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  The following table presents a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

	Estimated Earnings (Loss) Range
	Quarter Ended June 30, 2008
In thousands, except per share data	Low	High
Estimated net loss	$(475,303)	$(474,303)
Legal settlement, net of tax	452	452
Reorganization costs, net of tax	150	150
Goodwill write-off	486,701	486,701
Estimated net operating earnings	$12,000	$13,000

GAAP basic shares outstanding	27,166.8	27,166.8
Effect of restricted stock and dilutive stock options (a)	—	—
GAAP diluted shares outstanding	27,166.8	27,166.8

Operating earnings basic shares outstanding	27,166.8	27,166.8
Effect of restricted stock and dilutive stock options	11.5	11.5
Operating earnings diluted shares outstanding	27,178.3	27,178.3

GAAP basic and diluted earnings (loss) per share	$(17.50)	$(17.46)
Net operating diluted earnings per share	$0.44	$0.48

(a) Anti-dilutive for the quarter ended June 30, 2008.

ABOUT PACWEST BANCORP

PacWest Bancorp, formerly First Community Bancorp, is a bank holding company with approximately $4.3 billion in assets as of June 30, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest Bancorp that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those estimated in, expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete announced acquisitions, to successfully integrate acquired entities, or to achieve expected synergies and operating efficiencies within expected time-frames or at all; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; the integration of acquired businesses costs more, takes longer or is less successful than expected; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.